Exhibit 10.24
EMPLOYMENT AGREEMENT
          This Agreement (“Agreement”) is entered into by and between Paul Gregrey (“Employee”) and Westwood One, Inc., a Delaware corporation (the “Company”).
WITNESSETH:
WHEREAS, the Company is in the business of selling radio broadcast advertising, and developing, producing and broadcasting radio programming and traffic, news, sports, weather and other information reports; and
WHEREAS, Employee has extensive sales, marketing and operations experience; and
WHEREAS, the Company desires to engage the services of Employee to serve as the Executive Vice President Sales, Network Division of the Company on the terms and conditions herein contained; and
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
     1. Employment. The Company hereby employs Employee, and Employee accepts such employment, and agrees to devote Employee’s full time and efforts to the interests of the Company upon the terms and conditions hereinafter set forth.
     2. Term of Employment. Subject to the provisions for termination hereinafter provided, Employee’s term of employment by the Company shall commence no later than May 1, 2003 (the “Effective Date”) and shall continue in effect until April 1, 2006 (the “Term”). Unless otherwise terminated pursuant hereto, if Employee continues to be employed by the Company after the Term, then Employee’s employment shall be deemed to continue on a month-to-month basis until such time as either party shall deliver written notice to the other party and this Agreement shall terminate thirty (30) days after the giving of such notice. Except as otherwise set forth herein, if either party hereto desires to terminate this Agreement at the end of the Term or thereafter, the same thirty (30) days prior written notice shall apply. The period from the Effective Date through the date thirty (30) days from the date any notice of termination referred to above is delivered is hereinafter referred to as the “Employment Period”. Employee shall be based in Company’s New York City office.
     3. Services to be Rendered by Employee.
          (a) During the Employment Period, Employee shall serve as the Executive Vice President, Sales, Network Division of the Company or in such other position as is determined from time to time by the Company’s Chief Executive Officer (“Chief Executive Officer”), President (“President”), the Board of Directors (the “Board of Directors”) or their designee. Subject to the direction of the Chief Executive Officer or President, Board of Directors or their designee, Employee shall perform such duties as from time to time may be delegated to Employee by such parties. Employee shall devote all of Employee’s professional time, energy and ability to the proper and efficient conduct of the Company’s business. Employee shall observe and comply with all reasonable lawful directions and instructions by and on the part of the Chief Executive Officer or President, the Board of Directors or their designee and endeavor to promote the interests of the Company and not at any time do anything which may cause or tend to be likely to cause any loss or damage to the Company in business, reputation or otherwise.

          (b) The Company may from time to time call on Employee to perform services related to the business of developing and broadcasting network and syndicated radio programming and traffic, news, sports and weather reports, which may include (in the Company’s sole discretion) contributing to the day-to-day management and operation of such business, soliciting Sponsors and Affiliates (as such terms are defined in Section 20 hereof) or dealing with their accounts or other activities related to the Company’s business, as reasonably specified from time to time by the Chief Executive Officer, the President, the Board of Directors or their designee. Subject to the foregoing, Employee’s specific responsibilities shall include overseeing and directing all aspects of sales for the Company’s network and syndicated programming division and radio advertising sales for the Company’s network division. The Company may, in its sole discretion, restrict, expand, change or otherwise alter the Employee’s duties, title or responsibilities. Any change shall be binding on Employee for all purposes of this Agreement.
          (c) Employee acknowledges that Employee will have and owe fiduciary duties to the Company and its shareholders including, without limitation, the duties of care, confidentiality and loyalty.
          (d) Employee acknowledges that Employee has received a copy of the Company’s Sexual Harassment Policies and Procedures, Code of Ethics and Conflicts of Interest policy, and understands and has acknowledged such policies.
     4. Compensation.
          (a) Base Salary. For the services to be rendered by Employee during Employee’s employment by the Company, the Company shall pay Employee, and Employee agrees to accept, an annual base salary (the “Base Salary”) of $310,000 for calendar year 2003; $320,000 for calendar year 2004, and $335,000 for calendar year 2005 and $345,050 for calendar year 2006.
          (b) Discretionary Bonus. Employee shall be eligible for an annual discretionary bonus valued at up to $250,000 per year in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee. The bonus amount may be increased 10% per year or any other amount at the sole and absolute discretion of management and the Board of Directors. The parties agree to negotiate mutually-agreeable goals at the beginning of each calendar year which the Company will use as a general guideline to determine Employee’s eligibility for a discretionary bonus. Any cash component of any bonus will be payable in accordance with the Company’s normal payroll practices payable in February of the subsequent year. Employee shall not be eligible for any bonus for a calendar year, pro-rated or otherwise, if the Employee is not an Employee of the Company: (i) at the end of the applicable calendar year; (ii) at the time such bonus is to be paid, or (iii) if Employee has breached this Agreement.

          (c) Paydates; Customary Employee Deductions. Employee’s Base Salary shall be payable semi-monthly in arrears on the fifteenth day and on the last day of each calendar month or such other date in conformity with the Company’s payroll policies in effect from time to time. For any and all compensation or bonus paid by the Company to Employee pursuant to this Section 4, the Company shall be entitled to deduct income tax withholdings, social security and other customary employee deductions in conformity with the Company’s payroll policies in effect from time to time.
     5. Expenses. Subject to compliance by Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Company shall reimburse Employee, or cause Employee to be reimbursed, in cash for all reasonable expenses. The Company currently maintains trade relationships for restaurants, hotels, automobile rentals, courier services, promotional items, etc. which may be used from time to time to cover ordinary and necessary expenses of Employee.
     6. Benefits.
          (a) Company Plans; Insurance. During the Employment Period, Employee shall be entitled to participate in all benefit plans, programs, group insurance policies, vacation sick leave and other benefits that may from time to time be established by the Company for its employees, provided that Employee is eligible under the respective provisions thereof.
          (b) Vacation. Employee shall be entitled each year to a vacation in accordance with the prevailing practice of the Company in regard to vacations for its employees.
     7. Termination of Employment.
          (a) During the Employment Period, the Company shall have the right, if exercised in good faith, to terminate the employment of Employee hereunder immediately by giving notice thereof to Employee in the event of any of the following:
(i) if Employee has (A) willfully failed, refused or habitually has neglected to carry out or to perform the reasonable duties required of Employee hereunder or otherwise breached any provision of this Agreement (other than Sections 8, 9 and 12 hereof, which are governed by Section 7(a)(iv) hereof); (B) willfully breached any statutory or common law duty; or (C) breached Section 3(c) or 3(d) of this Agreement.
(ii) if Employee commits a felony or a crime involving moral turpitude or if the Company, acting in good faith and upon reasonable grounds, determines that Employee has willfully engaged in conduct which would injure the reputation of the Company or otherwise adversely affect its interest if Employee were retained as an employee of the Company;
(iii) if Employee becomes unable by reason of physical disability or other incapacity (as may be defined in applicable disability insurance policies) to carry out or to perform the duties required of Employee hereunder for a continuous period of ninety (90) days; provided, however, that Employee’s compensation during any period in which Employee is unable to perform the duties required of Employee hereunder shall be reduced in accordance with the Company’s policies and by any disability payments (excluding any reimbursements for medical expenses and the like) which Employee is entitled to receive under group or other disability insurance policies of the Company during such period;

(iv) if Employee breaches any of the provisions of Section 8, 9 or 12 hereof or breaches any of the terms or obligations of any other noncompetition and/or confidentiality agreements entered into between Employee and the Company, or the Company’s Related Entities (as defined in Section 20 hereof), if any; or
(v) if employee steals or embezzles assets of the Company.
          (b) Employee’s employment with the Company shall automatically terminate (without notice to Employee’s estate) upon the death or loss of legal capacity of Employee.
          (c) In the event of any termination of employment pursuant to this Section 7, Employee (or Employee’s estate, as the case may be) shall be entitled to receive (i) the Base Salary herein provided prorated to the date of such termination, (ii) Employee’s present entitlement, if any, under the Company’s employee benefit plans, stock options and (iii) no other compensation.
     8. No Conflict of Interest; Proper Conduct; Restricted Activities.
          (a) The Company and Employee acknowledge and agree that the Company has divulged and expects to divulge to Employee certain confidential information and trade secrets relating to the Company’s business, provide information relating to the Company’s customer base and otherwise provide Employee with the ability to injure the Company’s goodwill unless certain reasonable restrictions are imposed upon Employee which are contained in this Section. Employee agrees that such restrictions are reasonable and necessary to protect the goodwill, confidential information and other legitimate business interests of the Company and such restrictions are entered into freely by Employee. Employee acknowledges that the Company’s business and Employee’s responsibilities are nationwide. The confidential information and trade secrets expected to be divulged to Employee shall include information and trade secrets regarding the Company’s business and operations nationwide.
          (b) While employed by the Company, Employee will not compete with the Company, directly or indirectly, either for Employee or as a member of any association, partnership, joint venture, limited liability partnership or limited liability company or other entity, or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation whose gross assets exceed $100,000,000), investor, officer or director of a corporation, or as an employee, agent, trustee, associate or consultant of any person, association, trust, partnership, joint venture, registered limited liability partnership or limited liability company, corporation or other entity, in any business in competition with that carried on by the Company or its Related Entities. Employee shall not, without the Company’s prior written consent, engage in any activity during Employee’s employment that would conflict with, interfere with, impede or hamper the performance of Employee’s duties for the Company or would otherwise be prejudicial to the Company’s business interests.

Employee shall not commit any act or become involved in any situation or occurrence that, in the Company’s reasonable judgment, could tend to bring Employee or the Company into public disrepute, contempt, scandal or ridicule, could provoke, insult or offend the community or any group or class thereof, or could reflect unfavorably upon the Company or any of its Sponsors or Affiliates. Employee shall comply with all applicable laws and regulations governing the Company and its business, including without limitation, regulations promulgated by the Federal Communications Commission or any other regulatory agency.
          (c) Employee further agrees that, in consideration of three months salary, payable in accordance with normal payroll procedures, for a period of six (6) months from and after Employee’s last day of employment under this Agreement (the “Restricted Period”), regardless of cause, Employee will not engage in or carry on, directly or indirectly, either for Employee or as a member of an association, trust, partnership, joint venture, limited liability partnership or limited liability company or other entity, or as a stockholder (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation, whose gross assets exceed $100,000,000), or as an investor, officer or director of a corporation, or as an employee, agent, trustee, associate or consultant of any person, association, trust, partnership, corporation, joint venture, registered limited liability partnership or limited liability company, or other entity, any Restricted Activity. Restricted Activities shall consist of: (i) providing services to a traffic, news, sports, weather or other information report gathering or broadcast service or to a radio network or syndicator, or any direct or indirect competitor of Westwood or its Related Entities; (ii) soliciting Sponsors and dealing with accounts with respect thereto; (iii) soliciting Affiliates to enter into any contract or arrangement with any person or organization to provide traffic, news, weather, sports or other information report gathering or broadcast services or national or regional radio network or syndicated programming; or (v) forming or providing operational assistance to any business or a division of any business engaged in the foregoing activities. It is understood however, that Employee will continue to have the rights to vest and exercise his options during this Restricted Period.
          (d) Employee further covenants and agrees that during the Restricted Period, Employee will not either individually, or on behalf of any other person, association, trust, partnership, joint venture, limited liability partnership or limited company or other entity as an owner, member, partner, agent, trustee, shareholder, joint venturer or otherwise, directly or indirectly, solicit any customer and/or Sponsor of the Company or its Related Entities in competition with the Company.
          (e) Employee further agrees that during the Restricted Period, Employee will neither employ nor offer to employ nor solicit employment of any employee or consultant of the Company or its Related Entities.
          (f) Employee further agrees not to solicit, divert or attempt to divert any business, patronage or customer of the Company or its Related Entities to Employee or a competitor or rival of the Company or its Related Entities during the Restricted Period.

          (g) Employee agrees that the limitations set forth herein on Employee’s rights are reasonable and necessary for the protection of the Company and its Related Entities. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee’s activities specified herein, are reasonable and necessary for the protection of the Company and its Related Entities.
          (h) Employee agrees that the remedy at law for any breach by Employee of this Section 8 will be inadequate and that the Company shall be entitled to injunctive relief (without bond or other undertaking).
          (i) Employee and Company agree that to the extent a court of competent jurisdiction or appropriate arbitral tribunal finds any of the foregoing covenants to be overly broad based on applicable law, then the parties agree that the court shall reform the covenants to the extent necessary to cause such covenants to be reasonable and enforce such covenants as reformed against Employee.
     9. Confidential Information and the Results of Services. Employee acknowledges that the Company has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to the Company. Employee agrees that, by virtue of the special knowledge that Employee has received or will receive from the Company, and the relationship of trust and confidence between Employee and the Company, Employee has or will have certain information and knowledge of the operations of the Company that are confidential and proprietary in nature, including, without limitation, information about Affiliates and Sponsors. Employee agrees that during the term hereof and at any time thereafter Employee will not make use of or disclose, without the prior consent of the Company, Confidential Information (as hereinafter defined) relating to the Company and any of its Related Entities (including, without limitation, its Sponsor lists, its Affiliates, its technical systems, its contracts, its methods of operation, its business plans and opportunities, its strategic plans and its trade secrets), and further, that Employee will return to the Company all written materials in Employee’s possession embodying such Confidential Information. For purposes of this Agreement, “Confidential Information” means information obtained by Employee during Employee’s employment relationship with the Company which concerns the affairs of the Company or its Related Entities and which the Company has requested be held in confidence or could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Related Entities. Confidential Information shall also include the terms of this Agreement (except with respect to Employee’s legal and tax advisors, and immediate family). Confidential Information, however, shall not include information which Employee can show by written document to be:
(a) Information that is at the time of receipt by Employee in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Employee;
(b) Information that at any time is received in good faith by Employee from a third party which was lawfully in possession of the same and had the right to disclose the same.

The parties hereto agree that the remedy at law for any breach of Employee’s obligations under this Section 9 of this Agreement would be inadequate and that any enforcing party shall be entitled to injunctive or other equitable relief (without bond or undertaking) in any proceeding which may be brought to enforce any provisions of this Section.
     10. Advertising and Publicity. Employee hereby grants the Company the royalty-free right to use and license others to use Employee’s name, nickname, recorded voice, biographical material, portraits, pictures, and likenesses for advertising purposes and purposes of trade, promotion and publicity in connection with the institutions, services and products for the Company, its Related Entities, Sponsors and Affiliates, such uses to be at such times, in such manner and through such media as the Company may in its sole discretion determine. Such right shall last for so long as Employee is employed by the Company and, in connection with the use or exploitation of any material in which Employee has been involved during Employee’s employment, perpetually thereafter. Employee shall not authorize or release any advertising or promotional matter or publicity in any form with reference to Employee’s services hereunder, or to the Company’s or its Related Entities’ programs, Sponsors or Affiliates, without the Company’s prior written consent.
     11. Work for Hire. Employee agrees that any ideas, concepts, techniques, or computer programs relating to the business or operations of the Company and its Related Entities which are developed by Employee during Employee’s employment hereunder, including each program and announcement prepared for broadcast, and the titles, content, format, idea, theme, script, characteristics, and other attributes thereof, shall be deemed to have been made within the scope of Employee’s employment and therefore constitute works for hire and shall automatically upon their creation become the exclusive property of the Company. To the extent such items are not works for hire under applicable law, Employee assigns them and any and all intangible proprietary rights relating thereto to the Company in their entirety and agrees to execute any and all documents necessary or desired by the Company to reflect the Company’s ownership thereof.
     12. Communications Act of 1934. Employee represents and warrants that neither Employee nor, to the best of Employee’s knowledge, information and belief, any other person, has accepted or agreed to accept, or has paid or provided or agreed to pay or provide, any money, service or any other valuable consideration, as defined in Section 507 of the Communications Act of 1934, as amended, for the broadcast of any matter contained in programs. Employee further represents and warrants that, during Employee’s employment, Employee shall comply with all legal requirements.
     13. Merger or Reorganization. In the event of any merger, consolidation, dissolution or reorganization of the Company (including but not limited to any reorganization where the Company is not the surviving or resulting entity), or any transfer of all or substantially all of the assets of the Company, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the surviving or resulting partnership or the corporation (or other entity) or person(s) to which such assets shall be transferred.
     14. Remedies. Except as it may elect otherwise, the Company shall have all rights, powers or remedies provided by law or equity for breach of this Agreement available to it, it being understood and agreed that no one of them shall be considered as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy.

Without limiting the generality of the foregoing, Employee agrees that, in addition to all other rights and remedies available at law or in equity, the Company shall be entitled to enforcement of this Agreement in accordance with the principles of equity (without bond or undertaking), the remedy at law being hereby agreed and acknowledged by Employee to be inadequate.
     15. Waiver of Breach of Agreement. If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of any subsequent breaches.
     16. Assignment. The rights of the Company hereunder may, without the consent of Employee, be assigned by the Company to any Related Entity or successor of the Company or any entity which acquires all or substantially all of the Company’s assets. Except as provided in the preceding sentence or in Section 13 hereof, the Company may not assign all or any of its rights, duties or obligations hereunder without the prior written consent of Employee. This Agreement is not assignable by Employee. Any attempt by Employee to assign this Agreement, or any portion thereof, shall be deemed null and void and of no force and effect.
     17. Notices. All notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the United States mail, first class, postage prepaid, registered or certified, addressed as follows:
          (a) If to Employee, addressed to Employee at the address set forth below Employee’s name on the execution page hereof.
          (b) If to the Company, addressed to:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: President
or to such other address as either party hereto may request by written notice as herein provided.
     18. Severability. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision shall be reformed to make it a valid and enforceable provision to the maximum extent permitted by law.
     19. Title and Headings; Exhibits. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

Any and all exhibits referred to herein are, by such reference, incorporated herein and made a part hereof.
     20. Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated:
          (a) Affiliates. Any organization, entity or person with whom the Company or any of the Company’s Related Entities has or had a contract or other arrangement to provide traffic, news, weather, sports, entertainment or other information or national or regional radio network or syndicated programming, whether by broadcast, computer or any other means.
          (b) Sponsor(s). Any and all client advertisers of the Company or its Related Entities including without limitation advertisers whose commercial material is to be, is or was incorporated in any one or more of the Company’s programs or announcements, live or recorded, broadcast over the facilities of the Company, by the Company, or pursuant to an arrangement with a Affiliate.
          (c) Related Entity or Related Entities. Any entity (or entities) that directly or indirectly controls, is controlled by, or is under common control with the Company (or its successor or assign), including but not limited to Westwood One Radio Networks, Inc., Westwood One Radio, Inc., Metro Networks Communications, Inc. and Metro Networks Communications, Limited Partnership. The term “entity” as used in this Section 20(c) means an individual, corporation, partnership, joint venture, limited liability partnership or limited liability company, trust, unincorporated organization, association or other entity. As used in this Section 20(c), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.
     21. Choice of Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     22. Arbitration. The parties hereby agree that any and all claims or controversies relating to Employee’s employment with the Company, or termination thereof, including but not limited to claims for breach of contract, tort, unlawful discrimination or harassment (as well as any claims arising under Title VII, the Americans with Disabilities Act, and the Age Discrimination in Employment Act), and any violation of any state or federal law (“Arbitrable Claims”), except for equitable relief sought by a party in aid of arbitration, shall be resolved by arbitration in accordance with the then applicable JAMS Employment Arbitration Rules And Procedures. However, claims under applicable workers’ compensation laws or the National Labor Relations Act shall not be subject to arbitration. Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims and shall be final and binding on all parties. Unless the parties mutually agree otherwise, the Arbitrator shall be selected from a panel provided by JAMS and the arbitration shall be held in New York County, New York. Any court having jurisdiction thereof may enter judgment on the award rendered by the arbitrator(s). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

     23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, successors and permitted assigns.
     24. Entire Agreement and Amendment. This Agreement supersedes all prior understandings and agreements between the parties (including the Company’s Related Entities) with respect to the subject matter hereof. This Agreement contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing executed by both parties hereto.
     25. Execution by Company. Submission of this Agreement to Employee, or Employee’s agents or attorneys, for examination or signature does not constitute or imply an offer of employment, and this Agreement shall have no binding effect until execution hereof by both the Company and Employee.
     26. No Inference Against Author. No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.
     IN WITNESS WHEREOF, this Agreement is EXECUTED as of the ___day of ___, 2003 to be EFFECTIVE FOR ALL PURPOSES as of the Effective Date.

“COMPANY”

WESTWOOD ONE, INC.

By:	/s/ Shane Coppola
Printed Name: Shane Coppola
Title:	President

“EMPLOYEE”

/s/ Paul Gregrey

Paul Gregrey
Address:

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
BETWEEN WESTWOOD ONE, INC. AND PAUL GREGREY
     The following, upon execution by the parties hereto, shall constitute Amendment No. 1, dated January 3, 2006 (this “Amendment”), by and between Westwood One, Inc. (the “Company”) and Paul Gregrey (“Employee”) to the Employment Agreement, entered into by and between the Company and Employee, effective as of May 1, 2003 (the “Agreement”). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. The parties hereto agree that the terms of the Agreement are hereby modified as set forth herein. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.
     1. Section 2 (Term of Employment) of the Agreement shall be amended by deleting the first sentence of such Section and replacing it with the following:
     “Subject to the provisions for termination hereinafter provided, Employee’s term of employment by the Company shall commence no later than May 1, 2003 (the “Effective Date”) and shall continue in effect until April 1, 2009 (the “Term”).”
     2. Section 4(a) of the Agreement shall be amended by deleting such Section and replacing it with the following in its entirety:
          “(a) Base Salary. For the services to be rendered by Employee during Employee’s employment by the Company, the Company shall pay Employee, and Employee agrees to accept, an annual base salary (the “Base Salary”) of $310,000 for calendar year 2003; $320,000 for calendar year 2004, and $335,000 for calendar year 2005; $345,050 for calendar year 2006; $370,050 for calendar year 2007; $395,050 for calendar year 2008; and $420,050 for calendar year 2009.
     3. The following shall be inserted as Sections 4(d) and 4(e) of the Agreement:
          “(d) Equity Compensation. Subject to the approval of and in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee, Company management shall recommend that the Compensation Committee grant Employee in 2006 an award of: (i) 20,000 stock options; and (ii) 15,000 shares of restricted stock.
          (e) Retention Bonus. For the services to be rendered by Employee during the Term, Employee shall receive as a retention bonus (“Retention Bonus”) a cash payment of $100,000 payable in accordance with the Company’s normal payroll practices and no later than February 28, 2006. The Retention Bonus shall be earned pro-rata on a monthly basis ($2,564.10 per month) beginning on January 1, 2006 and continuing during the Term. If Employee breaches this Agreement, in addition to any other remedies the Company may have, Employee shall immediately repay to the Company any unearned portion of the Retention Bonus and authorizes the Company to deduct such unearned portion of the Retention Bonus from any and all payments owed to Employee by the Company before, at or after the date of breach by Employee.”

     4. Except as amended hereby, all provisions of the Agreement shall remain unmodified and in full force and effect and are hereby ratified and confirmed.
     5. This Amendment shall have no binding effect until execution hereof by two (2) corporate officers of the Company and Employee.
     6. The effective date of this Amendment shall be January 1, 2006.
[Next page is a signature page.]

     IN WITNESS WHEREOF, this Amendment is executed as of the date first written above TO BE EFFECTIVE as of the effective date of this Amendment upon the execution hereof by two authorized officers of the Company and the Employee.

WESTWOOD ONE, INC.		EMPLOYEE

By:	/s/ Peter Kosann	/s/ Paul Gregrey

Name: Peter Kosann		Paul Gregrey
Title: CEO

By:	/s/ David Hillman
Name: David Hillman
Title: SVP, General Counsel